UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2006
MOUNTAIN NATIONAL BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49912	75-3036312

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 East Main Street, Sevierville, Tennessee	37862

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (865) 428-7990
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 20, 2006, MNB Capital Trust II (“MNB Trust”), a Delaware statutory trust subsidiary of Mountain National Bancshares, Inc. (the “Company”), issued $7,500,000 of its trust preferred securities to institutional investors. MNB Trust purchased $7,732,000 of the Company’s Junior Subordinated Debt Securities due July 7, 2036 (the “Subordinated Debentures”). In connection with the issuance of the trust preferred securities, the Company guaranteed, pursuant to a guarantee agreement, the payment obligations of MNB Trust under the trust preferred securities. Proceeds of the issuance will provide additional capital to Mountain National Bank, a Tennessee-chartered commercial bank. The Subordinated Debentures (and MNB Trust’s trust preferred securities) will be payable in 2036 and will bear interest at a floating rate equal to three-month LIBOR plus 1.60%. The Company may defer the payment of interest at any time for a period up to twenty consecutive quarters provided the deferral period does not extend past the stated maturity. Except upon the occurrence of certain special events resulting in a change in the capital treatment or tax treatment of the Subordinated Debentures or resulting in the Company being deemed to be an investment company, the Company may not redeem the Subordinated Debentures until July 7, 2011. If the Subordinated Debentures are redeemed prior to July 7, 2011 as a result of the occurrence of any such special event, the Company is required to pay a redemption premium of 105% of the principal amount of the Subordinated Debentures depending on the date of any such redemption.
Item 7.01. Regulation FD Disclosure.
     The information set forth in Item 2.03 above is incorporated by reference as if fully set forth herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAIN NATIONAL BANCSHARES, INC.
By:	/s/ Dwight B. Grizzell
	Name:	Dwight B. Grizzell
	Title:	President and Chief Executive Officer

Date: June 21, 2006